                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Numbers: 0-19472

                                    CPX CORP.
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           (Exact names of registrant as specified in their charters)

   150 East 52nd Street, 21st Floor, New York, New York 10022, (212) 813-1500
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          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)     [X]                 Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]                 Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]                 Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]                 Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6  [  ]

            Approximate  number of holders of record as of the  certification or notice date: 52
            -----

            Pursuant to the requirements of the Securities Exchange Act of 1934,
CPX Corp. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 26, 2001                          CPX CORP.
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                                             By:/s/ Warren G. Lichtenstein
                                                 ----------------------------
                                                 Name: Warren G. Lichtenstein
                                                 Title: Chief Executive Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.